Exhibit 99.1

[First Brandon Financial Corporation Logo]

April 27, 2007

Dear Stockholder:

A Proxy Statement/Prospectus dated April 6, 2007 relating to the proposed merger of First Brandon Financial Corporation with and into New Hampshire Thrift Bancshares, Inc. was previously sent to you in connection with the special meeting of stockholders of First Brandon Financial Corporation to be held at 9:00 a.m. on May 11, 2007 at the Lilac Inn, 53 Park Street, Brandon, Vermont to vote on the approval of the merger. This letter provides additional information regarding recent developments that you may wish to consider together with the Proxy Statement/Prospectus.

On April 16, 2007, New Hampshire Thrift Bancshares announced that it had entered into a definitive agreement to acquire First Community Bank for approximately $15.5 million in cash and stock. The press release relating to the proposed acquisition is enclosed.

New Hampshire Thrift Bancshares has selected Peter D. Terwilliger to join me to serve on the Boards of Directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank in accordance with the terms of the merger agreement. Mr. Terwilliger is Chairman of the Board of First Brandon Financial and First Brandon National Bank and has been a director of First Brandon National Bank since 1975 and a director of First Brandon Financial since its formation in 2005.

On April 19, 2007, New Hampshire Thrift Bancshares announced its earnings for the first quarter of the 2007 fiscal year. The press release relating to the earnings announcement is enclosed.

The Board of Directors of First Brandon Financial continues to recommend that you vote “FOR” approval of the merger agreement and related matters. If you have not already done so, please sign, date and return your proxy card so that your shares will be represented at the meeting.

If you have any questions concerning the meeting, please contact me. I look forward to seeing you at the special meeting of stockholders of First Brandon Financial on May 11, 2007.

Sincerely,

/s/ Scott A. Cooper
Scott A. Cooper
President & CEO

Enclosures

All information in this letter is subject to and qualified by the information in the Proxy Statement/Prospectus and should be read together with the Proxy Statement/Prospectus and the documents filed with the Securities and Exchange Commission incorporated therein by reference. In addition, the reports filed by New Hampshire Thrift Bancshares with the Securities and Exchange Commission may be read and copied at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements and other information about New Hampshire Thrift Bancshares. The address of the site is www.sec.gov. The reports and other information filed by New Hampshire Thrift Bancshares with the Securities and Exchange Commission are also available at New Hampshire Thrift Bancshares’ website. The address is www.lakesunbank.com. Except as specifically incorporated by reference into the Proxy Statement/Prospectus, information on New Hampshire Thrift Bancshares’ web site is not part of the Proxy Statement/Prospectus.